Exhibit 99.1
FOR IMMEDIATE RELEASE

FIRST NBC COMPLETES STATE INVESTORS ACQUISITION

NEW ORLEANS, LA (November 30, 2015) - First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), the parent company of First NBC Bank, today announced the successful completion of its acquisition of State Investors Bancorp, Inc. (“State Investors”) (NASDAQ: SIBC), the parent company of State-Investors Bank. As part of the transaction, State-Investors Bank has also been merged with and into First NBC Bank.

The acquisition of State Investors further expands First NBC’s presence in the New Orleans metropolitan area, where it remains the largest bank holding company by assets headquartered in the market. As of September 30, 2015, First NBC had total assets of approximately $4.3 billion, net loans of approximately $3.1 billion and total deposits of approximately $3.6 billion. State Investors had total assets of approximately $248.9 million, net loans of $200.0 million and total deposits of $146.6 million as of the same date.

“This transaction presented us with an opportunity to acquire a well-established community bank in our market with a strong and proven credit history and a similar commitment to its customers and employees,” stated President and Chief Executive Officer Ashton J. Ryan, Jr. “We welcome the customers and employees of State Investors into the First NBC family and look forward to providing its customers, and the communities served by the bank, with the high level of service for which we are known.”

Tony Sciortino, President and Chief Executive Officer of State Investors and State-Investors Bank, added, “We expect that our combination with First NBC will be seamless and beneficial to our customers. First NBC’s platform will enhance our customers’ access to financial services through a broader branch footprint in our market and an expanded portfolio of financial products and services.”

Shareholders of State Investors will receive $21.51 per share in cash. Together with consideration to optionholders, the transaction is valued at approximately $50.8 million.

This news release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of the company - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

First NBC's Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and other reports filed with the Securities and Exchange Commission (“SEC”) describe some additional factors that could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of the company’s reports filed with the SEC are available in the Investor Relations section of the company’s website, www.firstnbcbank.com. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:

First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com